Exhibit 10.2

VOTING SUPPORT AGREEMENT

THIS VOTING SUPPORT AGREEMENT (the “Agreement”), dated as of October 5, 2009, is made and entered into by and among NeuLion, Inc., a corporation existing under the federal laws of Canada (“Purchaser”), Hugh Dobbie, Jr., a Canadian citizen residing at 2562 136th Street, Surrey, British Columbia (“Dobbie”), and Dowco Computer Systems Ltd., a corporation existing under the laws of the Province of British Columbia (“Dowco” and, together with Dobbie, sometimes herein collectively referred to as the “Shareholders”).

WHEREAS, Purchaser, Interactive Netcasting Systems Inc. (the “Company”) and Dobbie have entered into an Acquisition Agreement, dated as of the date hereof (the “Acquisition Agreement”), pursuant to which Purchaser has agreed to acquire by way of a plan of arrangement all of the outstanding shares of the Company (the “Arrangement”);

WHEREAS, Dowco beneficially holds 1,600,000 shares of capital stock of the Company (the “Dowco Shares”) and Dobbie beneficially holds 9,500,000 shares of capital stock of the Company;

WHEREAS, Dobbie has or is intending to grant to John Casey and John Rea options to acquire up to 375,000 of Dobbie’s shares of the Company (the “Dobbie Options”); the 9,500,000 shares in the capital stock of the Company held by Dobbie less those transferred on exercise of the Dobbie Options are hereinafter called the “Dobbie Shares” and together with the Dowco Shares the “Subject Shares”;

WHEREAS, as a condition to the willingness of Purchaser to enter into the Acquisition Agreement and incur the obligations set forth therein, Purchaser has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.  Representations, Warranties and Covenants of the Shareholders.

(a)           Dowco represents and warrants to Purchaser and the Company that Dowco is the sole record and beneficial owner of the Dowco Shares.  Dowco does not own, of record or beneficially, any shares or beneficial interest of the Company other than the Dowco Shares.  Dowco has the sole right to vote, or to dispose of, the Dowco Shares, and none of the Dowco Shares is subject to any agreement, arrangement or restriction with respect to the voting of the Dowco Shares, except as contemplated by this Agreement or the Acquisition Agreement.  There are no agreements or arrangements of any kind, contingent or otherwise, obligating Dowco to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber any of the Dowco Shares (other than as contemplated by the Acquisition Agreement).  No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Dowco Shares.

(b)           Dobbie represents and warrants to Purchaser and the Company that he is the sole record and beneficial owner of the Dobbie Shares.  Dobbie does not own, of record or beneficially, any shares or beneficial interest of the Company other than the Dobbie Shares.  Dobbie has the sole right to vote, or to dispose of, the Dobbie Shares, and none of the Dobbie Shares is subject to any agreement, arrangement or restriction with respect to the voting of the Dobbie Shares, except as contemplated by this Agreement or the Acquisition Agreement.  There are no agreements or arrangements of any kind, contingent or otherwise, obligating Dobbie to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber any of the Dobbie Shares other than pursuant to the Dobbie Options (other than as contemplated by the Acquisition Agreement).  No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Dobbie Shares other than pursuant to the Dobbie Options.

Section 2.  Agreement to Vote in Favor and Against.  Until the termination of this Agreement in accordance with Section 3, the Shareholders agree, for the benefit of Purchaser and the Company, as follows:

(a)          Agreement to Vote in Favor.  At any meeting of shareholders of the Company called to vote upon the Acquisition Agreement and the Arrangement, or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written resolution in lieu of a meeting) with respect to the Acquisition Agreement and the Arrangement is sought, each of the Shareholders shall irrevocably cause its Subject Shares to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Shares (i) in favor of the approval of the Acquisition Agreement and the Arrangement and each of the transactions contemplated thereby, and (ii) in favor of any other matter necessary for the consummation of the Arrangement.

(b)          Agreement to Vote Against.  At any meeting of shareholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought (including by written consent in lieu of a meeting), each of the Shareholders shall irrevocably cause its Subject Shares to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Shares against (i) any acquisition agreement or acquisition (other than the Acquisition Agreement and the Arrangement), consolidation, combination, sale or transfer of a material amount of assets, amalgamation, plan of arrangement, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any amendment of Company’s articles or bylaws or other proposal or transaction involving the Company’s or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Acquisition Agreement or the Arrangement or any of the other transactions contemplated by the Acquisition Agreement and the Arrangement or change in any manner the voting rights of the Subject Shares, and (iii) any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Acquisition Agreement.

Section 3.  Termination.  This Agreement shall terminate upon the earlier of (i) December 31, 2009 and (ii) the termination of the Acquisition Agreement in accordance with the terms thereof.  No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.

Section 4.  Shareholder Capacity.  Each of the Shareholders has executed this Agreement solely in such Shareholder’s capacity as a shareholder of the Company.  Without limiting the foregoing, nothing in this Agreement shall limit or affect any actions taken by either Shareholder, or any representative of either Shareholder, in his or her capacity as an officer, director, member, employee or manager of the Company.

Section 5.  Specific Performance.  Each of the Shareholders acknowledges and agrees that (i) the covenants, obligations and agreements of such Shareholder contained in this Agreement relate to special, unique and extraordinary matters, and (ii) a violation of any of the terms of such covenants, obligations or agreements will cause the Purchaser irreparable injury for which adequate remedies are not available at law.  Therefore, each of the Shareholders agrees that the Purchaser shall be entitled to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Shareholder from committing any violation of such covenants, obligations or agreements.  These injunctive remedies are cumulative and in addition to any other rights and remedies the Purchaser may have.

Section 6.  Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 7.  Successors and Assigns.  This Agreement shall inure to the benefit of and bind the parties and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

Section 8.  Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to conflicts of law principles.  The parties hereto shall submit to the exclusive jurisdiction of the courts of the Province of British Columbia sitting in Vancouver, and hereby irrevocably waive any claims that such forum is inconvenient or inappropriate.

Section 9.  Further Assurances.  Each of the Shareholders, on the one hand, and Purchaser, on the other hand, will from time to time execute and deliver all such further documents and instruments and do all such acts and things as the other party may, either before or after the Effective Date (as such term is defined in the Acquisition Agreement), reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 10.  Severability.  If any term, condition or provision in this Agreement is determined to be void or unenforceable in whole or in part, such term, condition or provision shall be severable from all other terms, conditions and provisions hereof and shall not affect or impair the validity of any other term, condition or provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEULION, INC.

Per:	(s) Roy. E. Reichbach
Authorized signing officer

DOWCO COMPUTER SYSTEMS LTD.

Per:	(s) Hugh Dobbie
Authorized signing officer

HUGH DOBBIE, JR.

(s) Hugh Dobbie, Jr.		(s) John Rea
Hugh Dobbie, Jr.		Witness Name: